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                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the inclusion in this registration statement on Form S-1 (File No. 333-11745) of our report dated February 16, 1996, except for notes 1,2,3,7 and 13 for which the date is September 30, 1996 on our audits of the financial statements of NCO Group, Inc. as of December 31, 1994 and 1995 and for the three years in the period ended December 31, 1995. We also consent to the inclusion of our report dated August 20, 1996 on our audits of the financial statements of Management Adjustment Bureau, Inc. as of December 31, 1994, 1995 and June 30, 1996 and for the three years in the period ended December 31, 1995 and the six months ended June 30, 1996. We also consent to the reference to our firm under the caption "Experts" and "Selected Financial and Operating Data."


/s/ Coopers & Lybrand, L.L.P.
-----------------------------
Coopers & Lybrand, L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
November 6, 1996